Exhibit 99.1

Voya Financial announces first-quarter 2024 results

NEW YORK, April 30, 2024 — Voya Financial, Inc. (NYSE: VOYA), announced today its first-quarter 2024 financial results:
•First-quarter 2024 net income available to common shareholders of $234 million, or $2.24 per diluted share, and after-tax adjusted operating earnings1 of $185 million, or $1.77 per diluted share.
•Results reflect strong fee-based revenue growth across all businesses and continued expense management.
•Continued strength in excess capital generation and focus on returning capital to shareholders:
–Generated and returned approximately $0.2 billion of capital in first-quarter 2024, including $172 million in share repurchases and $41 million in common stock dividends.
–Board of directors authorizes repurchase of an additional $500 million of common stock.

“In the first quarter of 2024, adjusted operating EPS grew 23% compared with the prior-year period, reflecting the strength of our diversified revenues and expense discipline,” said Heather Lavallee, chief executive officer, Voya Financial. “We executed on our strategic priorities, delivered record sales in Health Solutions, drove sequential improvement in Wealth Solutions full-service net flows and returned Investment Management to positive flows. Diligent expense management reduced our administrative expenses compared with the prior-year period, while we continued to invest in the future growth of our businesses. Our high free-cash flow businesses generated approximately $200 million of excess capital in the quarter, and we returned more than that amount to our shareholders in the form of dividends and share repurchases.

“Voya's purpose and vision continue to define the principles by which Voya's more than 9,000 employees carry out our business every day. With a relentless focus on our customers, we continue to build on our leading market positions in retirement, group benefits and investment management; the scale and breadth of our distribution across markets, channels and geographies; and our culture of service to clients and communities,” added Lavallee.

1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on notable items in the company’s financial results, non-GAAP measures, and reconciliations to the most comparable U.S. GAAP measures can be found in the "Use of Non-GAAP Financial Measures" and reconciliation tables at the end of this press release, and in the “Non-GAAP Financial Measures” section of the company’s Quarterly Investor Supplement, which is available at investors.voya.com.

First-Quarter 2024 Consolidated Results
First-quarter 2024 net income available to common shareholders was $234 million, or $2.24 per diluted share, compared with $69 million, or $0.63 per diluted share, in first-quarter 2023. The increase was primarily due to investment gains, lower acquisition and integration costs, a tax benefit associated with an exited business, and higher after-tax adjusted operating earnings.

First-quarter 2024 after-tax adjusted operating earnings were $185 million, or $1.77 per diluted share, compared with $158 million, or $1.44 per diluted share, in first-quarter 2023. The increase was largely due to higher fee-based revenues and expense management.

Business Segment Results
Wealth Solutions
Wealth Solutions first-quarter 2024 pre-tax adjusted operating earnings were $186 million, up from $132 million in the prior-year period. The increase was primarily due to favorable equity market impacts to fee-based revenues, higher alternative investment income and lower administrative expenses, partially offset by lower spread-based revenues.

Total client assets as of March 31, 2024, were $574 billion, up 15% compared with March 31, 2023, due to higher equity market levels and growth in the business year over year.

Net revenues for the trailing twelve months (TTM) ended March 31, 2024, grew 5.8% compared with the prior-year period due to an increase in fee-based revenues and higher alternative investment income, partially offset by lower spread-based revenues. Adjusted operating margin for the TTM ended March 31, 2024, was 35.7% compared with 33.1% in the prior-year period. The improvement reflects net revenue growth and expense management, partially offset by reinvestments into the business. Excluding alternative investment income and prepayment fees below our long-term expectations, net revenue growth for the TTM was 1.8% and Adjusted operating margin for the TTM was 38.6%.

Health Solutions
Health Solutions first-quarter 2024 pre-tax adjusted operating earnings were $59 million, down from $94 million in the prior-year period. The decline was largely attributable to Stop Loss net underwriting gains normalizing after favorable results in the prior-year period.

Health Solutions first-quarter 2024 annualized in-force premiums and fees grew 17% to $3.9 billion compared with the prior-year period. The increase reflects growth across all product lines due to strong sales and favorable retention.

Net revenues for the TTM ended March 31, 2024, grew 12.8% compared with the prior-year period due to the positive impact of diversifying into fee-based revenue through acquired benefits administration capabilities and in-force premium growth, partially offset by favorable loss ratios in the prior-year period, including a favorable reserve adjustment related to our annual assumption update. Adjusted operating margin for the TTM ended March 31, 2024, was 23.9% compared with 36.2% in the prior-year period. The decline reflects the integration of Benefitfocus, which has a lower margin profile consistent with benefits administration peers, the favorable reserve adjustment in the prior-year period, and higher loss ratios primarily in Stop Loss. Excluding the favorable reserve adjustment in the prior-year period, alternative investment income and prepayment fees below our long-term expectations, and other notable items, net revenue growth for the TTM was 20.0% and Adjusted operating margin for the TTM was 25.4%.

Investment Management
Investment Management first-quarter 2024 pre-tax adjusted operating earnings, excluding Allianz's noncontrolling interest, were $42 million, up from $33 million in the prior-year period. The increase was due to higher net revenue reflecting the benefit of positive capital markets, strong sales in Retail and insurance as well as lower administrative expenses.

Investment Management had net inflows of $0.6 billion (excluding divested businesses) during the three months ended March 31, 2024, driven by Retail flows and the insurance channel within Institutional.

Net revenues for the TTM ended March 31, 2024, grew 14.1% compared with the prior-year period due to an increase in fee-based revenues and higher investment capital returns. Adjusted operating margin for the TTM ended March 31, 2024, was 25.7% compared with 23.4% in the prior-year period. The improvement reflects the impact of positive capital markets and expense management, partially offset by reinvestments into the business. Excluding the investment capital returns below our long-term expectations net of variable compensation, net revenue growth for the TTM was 10.9% and Adjusted operating margin for the TTM was 26.1%.

Corporate
Corporate first-quarter 2024 pre-tax adjusted operating losses, excluding Allianz's noncontrolling interest, were $63 million, improved from $68 million of losses in the prior-year period. The improvement was largely due to lower interest expense due to debt extinguishment.

Capital
For the first-quarter 2024, the company generated approximately $0.2 billion of excess capital reflecting capital generation of over 90% of after-tax adjusted operating earnings. The company also deployed approximately $0.2 billion of excess capital in the first quarter, including $172 million in share repurchases and $41 million in common stock dividends. As of March 31, 2024, Voya had approximately $0.4 billion of excess capital.

The company announced today that its board of directors has increased the company's authorization to repurchase common stock under the company's share repurchase program by $500 million, which is in addition to the remaining repurchase capacity of approximately $225 million available as of March 31, 2024, pursuant to the board's prior authorization.

Additional Financial Information and Earnings Call
More detailed financial information can be found in the company’s quarterly investor supplement, which is available on Voya’s investor relations website, investors.voya.com. In addition, Voya will host a conference call on Wednesday, May 1, 2024, at 10 a.m. ET, to discuss the company’s first-quarter 2024 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website, investors.voya.com, starting at 1 p.m. ET on May 1, 2024.

Media Contact:                            Investor Contact:
Donna Sullivan                         Michael Katz
860-580-2980                            212-309-8999
Donna.Sullivan@voya.com                    IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company with approximately 9,000 employees who are focused on achieving Voya’s aspirational vision: Clearing your path to financial confidence and a more fulfilling life. Through products, solutions and technologies, Voya helps its 15.2 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company and a leading benefits administration provider, extends the reach of Voya’s workplace benefits and savings offerings by engaging directly with over 12 million employees in the U.S. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes is a meaningful measure used by management to evaluate our business and segment performance. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) before income taxes. Adjusted operating earnings before income taxes does not replace Income (loss) before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both measures when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) before income taxes for the following items:
•Net investment gains (losses), which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment;
•Income (loss) attributable to noncontrolling interests to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings before income taxes that are available to common shareholders;
•Other adjustments include items which are not indicative of normal operations, performance of our segments, current Operating expense fundamentals, or do not reflect cash-settled expenses. These items vary widely in timing, scope and frequency between periods as well as among companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. These may include:
◦Income (loss) related to early extinguishment of debt;
◦Impairment of goodwill and intangible assets;
◦Amortization of acquisition-related intangible assets as well as contingent consideration fair value adjustments;
◦Expected return on plan assets net of interest costs associated with our qualified defined benefit pension plan and immediate recognition of net actuarial gains (losses) related to all of our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and
◦Other items such as capital or organizational restructurings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate.

Sources of Earnings
We analyze our segment performance based on the sources of earnings. We believe that this supplemental information is useful because we use it to analyze our business and it can help investors understand the main drivers of Adjusted operating earnings before income taxes. The sources of earnings are defined as such:
•Investment spread and other investment income.
•Fee-based margin.
•Net underwriting gain (loss).
•Administrative expenses.
•Net commissions.
•DAC/VOBA and other intangibles amortization.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as Adjusted operating earnings before income taxes divided by net revenue.
•Net revenue is the sum of investment spread and other investment income, fee-based margin, and net underwriting gain (loss).
•We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations.
•We report net revenue and adjusted operating margin excluding notable items since they provide the main drivers for Adjusted operating earnings before income taxes excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) global market risks, including general economic conditions, our ability to manage such risks, and interest rates; (ii) liquidity and credit risks, including financial strength or credit ratings downgrades, requirements to post collateral, and availability of funds through dividends from our subsidiaries or lending programs; (iii) strategic and business risks, including our ability to maintain market share, achieve desired results from our acquisitions and dispositions, or otherwise manage our third-party relationships; (iv) investment risks, including the ability to achieve desired returns or liquidate certain assets; (v) operational risks, including cybersecurity and privacy failures and our dependence on third parties; and (vi) tax, regulatory and legal risks, including limits on our ability to use deferred tax assets, changes in law, regulation or accounting standards, and our ability to comply with regulations. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on February 23, 2024, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2024, to be filed with the SEC on or before May 10, 2024.

VOYA-IR VOYA-CF

Consolidated Statement of Operations
	Three Months Ended
(in millions USD, except per share)	3/31/2024	3/31/2023

Revenues
Net investment income	$529	$545
Fee income	513	464
Premiums	800	685
Net gains (losses)	43	(16)
Other revenues	88	78
Income (loss) related to consolidated investment entities	78	79
Total revenues	2,051	1,835
Benefits and expenses
Interest credited and other benefits to contract owners/policyholders	(851)	(751)
Operating expenses	(799)	(836)
Net amortization of DAC/VOBA	(56)	(59)
Interest expense	(30)	(32)
Operating expenses related to consolidated investment entities	(28)	(16)
Total benefits and expenses	(1,764)	(1,694)
Income (loss) before income taxes	287	141
Income tax expense (benefit)	(1)	12
Net income (loss)	288	129
Less: Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	37	46
Net income (loss) available to Voya Financial, Inc.	251	83
Less: Preferred stock dividends	17	14
Net income (loss) available to Voya Financial, Inc.'s common shareholders	$234	$69
Net income (loss) available to Voya Financial, Inc.'s common shareholders per common share:
Basic	$2.29	$0.70
Diluted	$2.24	$0.63

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
(in millions USD, except per share)	3/31/2024		3/31/2023
	After-tax (1)	Per share	After-tax (1)	Per share
Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$234	$2.24	$69	$0.63
Less:
Net investment gains (losses)	50	0.48	(7)	(0.06)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment (2)	13	0.12	(26)	(0.23)
Other adjustments (3)	(14)	(0.13)	(56)	(0.51)
Adjusted operating earnings	$185	$1.77	$158	$1.44
Less:
Alternative investment income and prepayment fees above (below) long-term expectations net of variable compensation	(12)	(0.11)	(27)	(0.25)
Adjusted operating earnings excluding notable items	$197	$1.88	$185	$1.69
Note: Totals may not sum due to rounding.
(1) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings. For net investment gains (losses), income (loss) related to businesses exited, and other non-operating items, we apply a 21% tax rate and adjust for related tax benefits and expenses, including changes to tax valuation allowances and impacts related to changes in tax law.
(2) Includes a tax benefit of $38 million related to a divested business for the three months ended March 31, 2024.
(3) Primarily consists of acquisition and integration costs associated with the Allianz Global Investors and Benefitfocus transactions and amortization of acquisition-related intangible assets.

Adjusted Operating Earnings and Notable Items
Three Months Ended March 31, 2024
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Adjusted operating earnings
Wealth Solutions	$186	$(14)	$200
Health Solutions	59	—	60
Investment Management	42	(1)	42
Corporate	(63)	—	(63)
Adjusted operating earnings before income taxes	224	(15)	238
Income taxes (2)	38	(3)	42
Adjusted operating earnings after income taxes	$185	$(12)	$197
Adjusted operating earnings per share	1.77	(0.11)	1.88
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for 2024 was approximately $45 million to $47 million per quarter, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for 2024 was approximately $8 million to $9 million per quarter, pre-tax and before variable compensation.
(2) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Adjusted Operating Earnings and Notable Items
Three Months Ended March 31, 2023
(in millions USD, except per share)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Amounts Excluding Notable Items
	a	b	c = a - b
Adjusted operating earnings
Wealth Solutions	$132	$(33)	$166
Health Solutions	94	(2)	97
Investment Management	33	2	31
Corporate	(68)	—	(68)
Adjusted operating earnings before income taxes	192	(34)	226
Income taxes (2)	34	(7)	42
Adjusted operating earnings after income taxes	$158	$(27)	$185
Adjusted operating earnings per share	1.44	(0.25)	1.69
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for 2023 was approximately $47 million to $48 million per quarter, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for 2023 was approximately $9 million to $10 million per quarter, pre-tax and before variable compensation.
(2) For adjusted operating earnings, we apply a 21% tax rate and adjust for the dividends received deduction, tax credits, non-deductible compensation, and other tax benefits and expenses that relate to adjusted operating earnings.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended March 31, 2024
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,922	$(91)	$—	$2,013
Health Solutions	1,172	(8)	(16)	1,196
Investment Management	921	(5)	—	927
Total net revenue	$4,015	$(104)	$(16)	$4,136

Adjusted operating margin
Wealth Solutions	35.7%	(2.9)%	—	38.6%
Health Solutions	23.9%	(0.5)%	(1.0)%	25.4%
Investment Management	25.7%	(0.4)%	—	26.1%
Adjusted operating margin, excluding Corporate	29.9%	(1.8)%	(0.3)%	32.0%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for 2024 and 2023 was approximately $45 million to $48 million per quarter, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for 2024 and 2023 was approximately $8 million to $10 million per quarter, pre-tax and before variable compensation.
(2) Includes changes in certain legal and other reserves not expected to recur at the same level.

Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended March 31, 2023
(in millions USD)	Amounts Including Notable Items	Alternative investment income and prepayment fees above (below) long-term expectations (1)	Other (2)	Amounts Excluding Notable Items
	a	b	c	d = a - b - c
Net revenue
Wealth Solutions	$1,817	$(161)	$—	$1,978
Health Solutions	1,039	(15)	57	997
Investment Management	807	(30)	—	836
Total net revenue	$3,663	$(206)	$57	$3,811

Adjusted operating margin
Wealth Solutions	33.1%	(5.4)%	—%	38.6%
Health Solutions	36.2%	(0.9)%	3.6%	33.5%
Investment Management	23.4%	(2.0)%	—	25.4%
Adjusted operating margin, excluding Corporate	31.9%	(3.5)%	1.0%	34.4%
Note: Totals may not sum due to rounding.
(1) Amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable compensation. Long-term expectation for alternative investments is a 9% annual return, which for 2023 and 2022 was approximately $47 million to $48 million per quarter, pre-tax and before variable compensation. Long-term expectation for prepayment fees is a 10 basis point annual contribution to yield, which for 2023 and 2022 was approximately $9 million to $10 million per quarter, pre-tax and before variable compensation.
(2) Includes changes in certain other reserves not expected to recur at the same level.